                                                                     EXHIBIT 12

                           GEOTEK COMMUNICATIONS, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Thousands)
                                   (Unaudited)

                                                    For the Year Ended December 31,               Six Months Ended June 30,
                               ----------------------------------------------------------------  ----------------------------
                                                                                      Pro Forma                     Pro Forma
                                  1994        1993        1992      1991     1990       1994     1995       1994       1995
Earnings (Loss) Before
  Income Taxes ..............   $(41,574)  $(51,896)    $(2,381)   $ (941)  $(4,083)  $(67,634) $(26,371)  $(16,324)  $(36,325)
Add Fixed Charges............      7,300      3,529       2,126     3,103     1,275     34,466     6,303      2,436     17,724
Less Preferred Dividends.....     (2,066)      (246)       (777)   (1,155)     (521)    (4,504)   (1,606)      (799)    (2,559)
                                --------   --------     -------    ------   -------   --------  --------   --------   --------
  Total Earnings (Loss)......   $(36,340)  $(48,613)    $(1,032)   $1,007   $(3,329)  $(37,672) $(20,674)  $(14,887)  $(21,160)
                                ========   ========     =======    ======   =======   ========  ========   ========   ========
Fixed Charges

Total Interest Expenses
  Interest...................   $ 3,101    $  2,591     $ 1,099   $ 1,712  $   627    $ 27,829  $  3,583   $    370   $ 14,057
Interest Portion of
  Rental Expenses............     2,133         692         250       236      127       2,133     1,114      1,067      1,114
Preferred Dividends..........     2,066         246         777     1,155      521       4,504     1,606        999      2,559
                                -------    --------    --------   -------  -------    --------  --------   --------   --------
  Total Fixed Charges........   $ 7,300    $  3,529    $  2,126   $ 3,103  $ 1,275    $ 34,466   $ 6,303    $ 2,436   $ 17,724
                                =======    ========    ========   =======  =======    ========  ========   ========   ========
Ratio of Earnings to
  Fixed Charges..............         *           *           *       .32        *           *         *          *          *

*   There was an earnings deficiency of $43,640, $52,142, $3,158, $2,096,
    $4,604, $26,977 and $17,323, respectively for the years ended 1994, 1993,
    1992 and 1991 and for the six months ended June 30, 1995 and 1994, respectively. The pro forma ratios show a pro forma earnings deficiency of $72,138 and $38,884 for the pro forma 1994 and pro forma six months ended June 30, 1995 periods, respectively.